333 North Central Avenue Phoenix, AZ 85004	Financial Contacts:		Media Contact:
	Kathleen L. Quirk (602) 366-8016	David P. Joint (504) 582-4203	Eric E. Kinneberg (602) 366-7994
Freeport-McMoRan Completes
Sale of Onshore California Properties

PHOENIX, AZ, December 30, 2016 - Freeport-McMoRan Inc. (NYSE: FCX) announced today that it has completed the previously announced sale of its onshore California properties to Sentinel Peak Resources California LLC for $592 million in cash, before closing adjustments.
Under the terms of the agreement, FCX has the right to receive additional proceeds of $50 million per annum in each of 2018, 2019 and 2020 if the price of Brent crude oil averages $70 per barrel or higher in that calendar year.
During 2016, FCX completed $6.6 billion in asset sale transactions and retains an industry leading portfolio of high quality, long-lived copper assets.
FCX is a leading international mining company with headquarters in Phoenix, Arizona. FCX operates large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum. FCX is the world's largest publicly traded copper producer.
FCX’s portfolio of assets includes the Grasberg minerals district in Indonesia, one of the world's largest copper and gold deposits; significant mining operations in the Americas, including the large-scale Morenci minerals district in North America and the Cerro Verde operation in South America.

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